Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112419), and Forms S-8 (No. 333-82407, No. 333-71110, No. 333-100600, No. 333-117457 and No. 333-117458) of Elizabeth Arden, Inc. of our report dated September 12, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York

September 12, 2005